GG5 - $4.3B New Issue CMBS - Preliminary Price Guidance (144a)
(external)
Joint-Lead Bookrunning Managers: RBS Greenwich Capital, Goldman Sachs
Co-Managers: BOA / CSFB / MS / Wach

Class   Size($mm)     Mdy/S&P      C/S       WAL     Window   (Mo)     Px Guid
A1        108.000     Aaa/AAA     30.000%    2.67    12/05-04/10(53)   S+10a
A2        910.000     Aaa/AAA     30.000%    4.82    04/10-11/10(8)    S+24-25
A3        65.000      Aaa/AAA     30.000%    5.68    11/10-09/11(11)   S+35a
A4        357.000     Aaa/AAA     30.000%    6.72    07/12-01/13(7)    S+35a
A-AB      139.000     Aaa/AAA     30.000%    7.64    09/11-02/15(42)   S+27-28
A5      1,427.604     Aaa/AAA     30.000%    9.72    02/15-09/15(8)    S+28-29
AM        429.515     Aaa/AAA     20.000%    9.92    09/15-10/15(2)    S+33-34
AJ        300.660     Aaa/AAA     13.000%    9.94    10/15-10/15(1)    S+39-40
B          96.641     Aa2/AA      10.750%    9.94    10/15-10/15(1)    S+45a
C          37.583     Aa3/AA-     9.875%     9.94    10/15-10/15(1)    S+49a
D          80.534      A2/A       8.000%     9.94    10/15-10/15(1)    S+56a
E          37.582      A3/A-      7.125%     9.94    10/15-10/15(1)    S+65a
F**        53.690    Baa1/BBB+    5.875%     9.94    10/15-10/15(1)    S+90-95
G**        42.951    Baa2/BBB     4.875%     9.94    10/15-10/15(1)    S+105-110
H**        48.321    Baa3/BBB-    3.750%     9.94    10/15-10/15(1)    S+155-160
XP**        $xxMM     Aaa/AAA      TBD        NA     T+65a
XC**        $xxMM     Aaa/AAA      TBD        NA     *after deal
pxing*

** offered privately subject to rule 144a

Collateral:
- 173 loans / 267 properties
- Top 10 loans: 40.4%
- 550 West Jackson Boulevard, loan #6 in GCCFC-2005 GG5, is being removed from the transaction due to the timing of published reports regarding Refco Group
LTD, the largest tenant in the building.

Property Types:
- Retail 35.3%, Office 33.0%, Hospitality 15.4%, Industrial 8.8%

Geography:
- CA: 18.7%, NY: 11.4%, VA: 7.9%, TX: 7.3%, MD: 6.1%, FL: 4.3%

Deal Modeling:
TREPP - available now: GCCFC 2005-GG5
Intex - available October 18

Expected Timing:
Updated Termsheet - attached
Red - available (electronic/hard copy)
Expected pxing - Thursday, October 20
Settlement - November 3

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